Exhibit 99.1

Novatel Wireless Appoints New Member to Board of Directors

Industry Veteran John Ross Joins Novatel Wireless as Company Joins Russell 2000(R) Global Index

SAN DIEGO, Jun 26, 2007 (BUSINESS WIRE)—Novatel Wireless, Inc. (Nasdaq: NVTL), a leading provider of wireless broadband access solutions, today announced the appointment of John Ross to the company’s Board of Directors. Mr. Ross joins the Novatel Wireless Board of Directors with 15 years experience in developing profitable businesses at some of America’s largest telecommunications companies.

Mr. Ross is currently President and Chief Executive Officer of Media Connex, Inc., a San Diego based company that provides bundled services and equipment for wireless networks, network security, advanced diagnostics, and other IT services and solutions.

Mr. Ross’ extensive business and technology background includes leadership positions at major telecommunications companies, including Motorola from 1995 until 2000, at U.S. Robotics prior to its acquisition of Palm, Inc. in 1995, and at Littelfuse, Inc. At Motorola, Mr. Ross was responsible for numerous breakthrough industry initiatives including development and deployment of CDMA StarTACs, the first clamshell mobile phone, which set several technical standards for future mainstream cellular equipment and in 2005 was listed as #6 on The 50 Greatest Gadgets of the Past 50 Years in PC World. He also held leadership roles in Motorola’s Japan CDMA infrastructure deployment. Mr. Ross also held several key positions at Novatel Wireless, including heading Strategic Business Development, before founding Media Connex.

Mr. Ross holds an MBA from the Kellogg Graduate School of management at Northwestern University and is a magna cum laude graduate of Washington University, where he received a Bachelor of Science degree in Electrical Engineering.

“We’re thrilled to gain the industry and marketing expertise John brings to our Board as we continue to build our organization and bring new perspectives to the company,” said Peter Leparulo, Executive Chairman of the Novatel Wireless Board of Directors. “John has a proven record of success in the wireless industry, and we look forward to his leadership and expertise in guiding the Novatel Wireless team to an even greater global presence in our industry.”

“Novatel Wireless is an industry leader, and it is an honor to join this strong and dedicated team,” said Mr. Ross. “I look forward to contributing to future successes at the company and to working with the Novatel team in expanding its leadership position.”

Novatel Wireless also announced today that it has been added to the small-cap Russell 2000 Index when the Russell Investment Group recently reconstituted its family of U.S. indexes on June 24.

Membership in the broad-market Russell 3000, which remains in place for one year, means automatic inclusion in the large-cap Russell 1000 or small-cap Russell 2000 as well as the appropriate growth and style indexes. Russell determines membership for its equity indexes primarily by objective, market capitalization rankings and style attributes.

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. More than $2.5 trillion in assets currently are benchmarked to them. Investment managers who oversee these funds purchase shares of member stocks according to that company’s weighting in the particular index.

Annual reconstitution of Russell indexes captures the 3,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization to create the Russell 3000. The largest 1,000 companies in the ranking comprise the Russell

1000 while the remaining 2,000 companies become the widely used Russell 2000. These investment tools originated from Russell’s multi-manager investment business in the early 1980s when the company saw the need for a more objective, market-driven set of benchmarks in order to evaluate outside investment managers.

About Russell

Russell, a global leader in multi-manager investment services, provides investment products and services in more than 39 countries. Russell manages more than $135 billion in assets and advises clients worldwide representing $2.3 trillion. Founded in 1936, Russell is a subsidiary of Northwestern Mutual and is headquartered in Tacoma, Wash., with additional offices in New York, Toronto, London, Paris, Singapore, Sydney, Auckland and Tokyo. For more information, go to www.russell.com.

About Novatel Wireless

Novatel Wireless, Inc. is revolutionizing wireless communications. The Company is a leader in the design and development of innovative wireless broadband access solutions based on 3G WCDMA (HSDPA & UMTS), CDMA and GSM technologies. Novatel Wireless’ Merlin(TM) PC Cards and ExpressCards, Expedite(R) Embedded Modules, MobiLink(TM)Communications Software Suite, Ovation(TM) Fixed Mobile Convergence Products and Conversa(TM) Software Suite enable high-speed wireless access. The company delivers innovative 3G solutions to operators, distributors and vertical markets worldwide. Headquartered in San Diego, California, Novatel Wireless is listed on NASDAQ: NVTL. For more information please visit www.novatelwireless.com. (NVTLE)

(C)2007 Novatel Wireless. All rights reserved. The Novatel Wireless logo, Merlin, Expedite, MobiLink, Ovation and Conversa are trademarks of Novatel Wireless, Inc. Other product or service names mentioned herein are the trademarks of their respective owners.

SOURCE: Novatel Wireless, Inc.

Novatel Wireless

Marcy Graham, 858-320-8837

Director, Investor Relations

ir@nvtl.com

or

The Blueshirt Group

Chris Danne or Rakesh Mehta, 415-217-7722

chris@blueshirtgroup.com

rakesh@blueshirtgroup.com